Exhibit 99

[Alcoa logo]

FOR IMMEDIATE RELEASE

Investor Contact Roy Harvey (212) 836-2674	Media Contact Michael E. Belwood (812) 604-0530

Alcoa Second Quarter Income from

Continuing Operations Jumps 138 Percent,

Revenue Rises 27 percent over Year-Ago Quarter

Highlights:

•

Income from continuing operations of $326 million, or $0.28 per share, up 138 percent compared to second quarter 2010; excluding negative impact of special items, income from continuing operations of $364 million, or $0.32 per share

•	Revenue of $6.6 billion, up 27 percent over second quarter 2010 and 11 percent over first quarter 2011

•	Record profitability in mid- and down-stream businesses

•	Cash from operations of $798 million

•	Free cash flow of $526 million

•	Debt-to-capital ratio of 32.6 percent and cash on hand of $1.3 billion

•	Reduced days working capital from 43 in second quarter 2010 to 37

•	Reaffirm projection for 12 percent growth in global aluminum demand for 2011

New York, NY, July 11, 2011 – Alcoa’s (NYSE: AA) second quarter 2011 income from continuing operations jumped 138 percent compared to a year ago on growing revenue, record quarterly alumina revenue and record mid- and down-stream performance, the Company announced today.

Income from continuing operations was $326 million for second quarter 2011, or $0.28 per share. Excluding the negative impact for special items of $38 million, income from continuing operations was $364 million, or $0.32 per share.

Second quarter 2011 income from continuing operations was up 138 percent from second quarter 2010 income of $137 million, or $0.13 per share, and up 6 percent from first quarter 2011 income of $309 million, or $0.27 per share.

Net income for second quarter 2011 was $322 million, or $0.28 per share, compared to net income in second quarter 2010 of $136 million, or $0.13 per share, and net income in first quarter 2011 of $308 million, or $0.27 per share.

“We turned in another strong quarter, with solid revenue and earnings growth,” said Alcoa Chairman and CEO Klaus Kleinfeld. “Across the Company, our team is delivering outstanding results through our constant focus on execution and by reinventing what customers believe is possible through innovation.

“Although the economic recovery is uneven, the overall outlook for Alcoa – and for aluminum – remains positive,” Kleinfeld said. “Demand for aluminum continues to rise and so does growth in our major markets. These factors support our projection that aluminum demand will grow 12 percent this year and will double by 2020.”

The sequential increase in income from continuing operations was driven by higher quarterly revenue (up 11 percent), higher alumina shipments (up 8 percent), and higher realized pricing for both alumina (up 7 percent) and aluminum (up 6 percent), along with improved productivity and continued strong growth in major markets served by mid- and down-stream businesses. This was somewhat offset by a weaker U.S. dollar, along with higher energy and materials costs.

Special items in second quarter 2011 included costs associated with restructuring and Alcoa’s recent debt tender offers, somewhat offset by the positive impact of mark-to-market changes on certain power derivative contracts.

Revenue for second quarter 2011 was $6.6 billion, up 27 percent from the year-ago quarter and 11 percent from first quarter 2011.

Compared to first quarter 2011, end market revenue increased in packaging (13 percent), aerospace (6 percent), building and construction (12 percent), commercial transportation (16 percent), industrial products (9 percent), industrial gas turbines (8 percent) and automotive (5 percent).

For the quarter, adjusted EBITDA was $1.04 billion, up 44 percent from the second quarter of 2010 and up 9 percent from first quarter 2011.

Both Flat-Rolled Products and Engineered Products and Solutions segments once again turned in record quarterly performance. Flat-Rolled Products set a record for adjusted EBITDA at $193 million, while Engineered Products and Solutions’ 19 percent adjusted EBITDA margin was an all-time quarterly best.

Alcoa is also well ahead of the Company’s 2011 financial targets. The Company’s debt-to-capital ratio at the end of the quarter was 32.6 percent, a 100 basis-point improvement over first quarter 2011. For the first half of 2011, capital spending was $476 million, on track at 32 percent of the 2011 target. Expenditures on the Ma’aden-Alcoa investment were also on track at $152 million, 38 percent of target. Free cash flow was $526 million in second quarter 2011, putting Alcoa on pace through the first half of the year. The Company ended the quarter with cash on hand of $1.3 billion. Days working capital were reduced from 43 in second quarter 2010 to 37 in second quarter 2011.

For the first half of 2011, revenues were $12.5 billion, up 25 percent over the first half of 2010. Income from continuing operations in the first half of 2011 was $635 million, or $0.56 per share, compared to a loss from continuing operations of $57 million, or $0.06 per share, in the first half of 2010. Net income in the first half of 2011 was $630 million, or $0.55 per share.

Looking ahead, Alcoa projects continued growth in all major end markets on a global basis, including aerospace (7 percent), automotive (4-8 percent), commercial transportation (7-12 percent), packaging (2-3 percent), building and construction (1-3 percent), and industrial gas turbines (5-10 percent). For the year, Alcoa projects aluminum demand to grow 12 percent on top of the 13 percent growth seen in 2010. Alcoa projects that, from a 2010 baseline, aluminum demand will double by 2020 on 6.5 percent annual growth.

Segment Information

Alumina

After-tax operating income (ATOI) in the second quarter was $186 million, an increase of 31 percent compared to first quarter 2011. Adjusted EBITDA rose to $335 million, a sequential increase of 17 percent. A 7 percent improvement in realized alumina price was partially offset by higher raw materials and energy costs, as well as a negative currency impact. Alumina production in the second quarter increased from the previous quarter to a record 4.1 million metric tons (mt).

Primary Metals

ATOI in the second quarter was $201 million, essentially flat from first quarter 2011. During the second quarter, improved realized pricing and profits from restarts at Massena, NY, and Intalco and Wenatchee, WA, were offset by higher energy and raw materials cost, as well as a negative currency impact. Overall primary production increased by 5 percent. Primary Metals continues to trend above its 10-year average performance for EBITDA per metric ton and also improved by $142 per mt over the year-ago quarter.

Flat-Rolled Products

Third-party revenue in the second quarter was $2.1 billion, up 32 percent year-over-year and 10 percent sequentially. ATOI in the second quarter was $99 million, an increase of 23 percent compared to first quarter 2011 and a record quarterly performance. Adjusted EBITDA also came in at a record level of $193 million, up 12 percent sequentially. Sequential ATOI and adjusted EBITDA growth were driven by volume strength along with productivity improvements. Both Russia and China continue to see positive trends, with record ATOI and EBITDA in second quarter 2011 and third-party volumes up 41 percent in Russia and 30 percent in China, compared to second quarter 2010.

Engineered Products and Solutions

Revenue in the second quarter was $1.37 billion, up 22 percent year-over-year and 10 percent sequentially. ATOI in the second quarter was $149 million, up 15 percent from first quarter 2011, driven by increased volume and productivity improvements. Adjusted EBITDA margin came in at a record 19 percent, up 60 basis points from first quarter 2011 and up 180 basis points from second quarter 2010. EPS continues to deliver record results compared to previous years, supported by a strong portfolio of innovative products and productivity improvements.

Alcoa will hold its quarterly conference call at 5:00 PM Eastern Time on July 11, 2011 to present the quarter’s results. The meeting will be webcast via alcoa.com. Call information and related details are available at www.alcoa.com under “Invest.”

About Alcoa

Alcoa is the world’s leading producer of primary and fabricated aluminum, as well as the world’s largest miner of bauxite and refiner of alumina. In addition to inventing the modern-day aluminum industry, Alcoa innovation has been behind major milestones in the aerospace, automotive, packaging, building and construction, commercial transportation, consumer electronics and industrial markets over the past 120 years. Among the solutions Alcoa markets are flat-rolled products, hard alloy extrusions, and forgings, as well as Alcoa® wheels, fastening systems, precision and investment castings, and building systems in addition to its expertise in other light metals such as titanium and nickel-based super alloys. Sustainability is an integral part of Alcoa’s operating practices and the product design and engineering it provides to customers. Alcoa has been a member of the Dow Jones Sustainability Index for nine consecutive years and approximately 75 percent of all of the aluminum ever produced since 1888 is still in active use today. Alcoa employs approximately 61,000 people in 31 countries across the world. More information can be found at www.alcoa.com.

Forward-Looking Statements

This release contains statements that relate to future events and expectations and, as such, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include those containing such words as “estimates,” “expects,” “forecasts,” “foresees,” “outlook,” “plans,” “projects,” “should,” “targets,” “will,” or other words of similar meaning. All statements that reflect Alcoa’s expectations, assumptions or projections about the future other than statements of historical fact are forward-looking statements, including, without limitation, forecasts concerning global demand for aluminum, aluminum end market growth, aluminum consumption rates, or other trend projections, targeted financial results or operating performance, and statements about Alcoa’s strategies, objectives, goals, targets, outlook, and business and financial prospects. Forward-looking statements are subject to a number of known and unknown risks, uncertainties, and other factors and are not guarantees of future performance. Important factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements include: (a) material adverse changes in aluminum industry conditions, including global supply and demand conditions and fluctuations in London Metal Exchange-based prices for primary aluminum, alumina, and other products; (b) unfavorable changes in general business and economic conditions, in the global financial markets, or in the markets served by Alcoa, including automotive and commercial transportation, aerospace, building and construction, distribution, packaging, oil and gas, defense, and industrial gas turbines; (c) the impact of changes in foreign currency exchange rates on costs and results, particularly the Australian dollar, Brazilian real, Canadian dollar, and Euro; (d) increases in energy costs, including electricity, natural gas, and fuel oil, or the unavailability or interruption of energy supplies; (e) increases in the costs of other raw materials, including caustic soda or carbon products; (f) Alcoa’s inability to achieve the level of revenue growth, cash generation, cost savings, improvement in profitability and margins, fiscal discipline, or strengthening of operations (including moving its refining and smelting businesses down on the industry cost curve and increasing revenues in its Flat-Rolled Products and Engineered Products and Solutions segments), anticipated from its productivity improvement, cash sustainability, and other initiatives; (g) Alcoa’s inability to realize expected benefits from newly constructed, expanded or acquired facilities or from international joint ventures as planned and by targeted completion dates, including the joint venture in Saudi Arabia or the upstream operations in Brazil; (h) political, economic, and regulatory risks in the countries in which Alcoa operates or sells products, including unfavorable changes in laws and governmental policies, civil unrest, and other events beyond Alcoa’s control; (i) the outcome of contingencies, including legal proceedings, government investigations, and environmental remediation; (j) the business or financial condition of key customers, suppliers, and business partners; (k) changes in tax rates or benefits; and (l) the other risk factors summarized in Alcoa’s Form 10-K for the year ended December 31, 2010, Form 10-Q for the quarter ended March 31, 2011 and other reports filed with the Securities and Exchange Commission. Alcoa disclaims any obligation to update publicly any forward-looking statements, whether in response to new information, future events or otherwise, except as required by applicable law.

Alcoa and subsidiaries

Statement of Consolidated Operations (unaudited)

(in millions, except per-share, share, and metric ton amounts)

	Quarter ended
	June 30,	March 31,	June 30,
	2010	2011	2011
Sales	$5,187	$5,958	$6,585

Cost of goods sold (exclusive of expenses below)	4,210	4,715	5,247
Selling, general administrative, and other expenses	208	245	253
Research and development expenses	45	43	46
Provision for depreciation, depletion, and amortization	363	361	375
Restructuring and other charges	30	6	34
Interest expense	119	111	163
Other income, net	(16)	(28)	(50)

Total costs and expenses	4,959	5,453	6,068

Income from continuing operations before income taxes	228	505	517
Provision for income taxes	57	138	136

Income from continuing operations	171	367	381
Loss from discontinued operations	(1)	(1)	(4)

Net income	170	366	377

Less: Net income attributable to noncontrolling interests	34	58	55

NET INCOME ATTRIBUTABLE TO ALCOA	$136	$308	$322

AMOUNTS ATTRIBUTABLE TO ALCOA COMMON SHAREHOLDERS:
Income from continuing operations	$137	$309	$326
Loss from discontinued operations	(1)	(1)	(4)

Net income	$136	$308	$322

EARNINGS PER SHARE ATTRIBUTABLE TO ALCOA COMMON SHAREHOLDERS:
Basic:
Income from continuing operations	$0.13	$0.29	$0.31
Loss from discontinued operations	—	—	(0.01)

Net income	$0.13	$0.29	$0.30

Diluted:
Income from continuing operations	$0.13	$0.27	$0.28
Loss from discontinued operations	—	—	—

Net income	$0.13	$0.27	$0.28

Average number of shares used to compute:
Basic earnings per common share	1,021,064,062	1,051,966,282	1,063,850,843
Diluted earnings per common share	1,116,861,304	1,152,509,018	1,165,059,389

Shipments of aluminum products (metric tons)	1,182,000	1,212,000	1,268,000

Alcoa and subsidiaries

Statement of Consolidated Operations (unaudited), continued

(in millions, except per-share, share, and metric ton amounts)

	Six months ended
	June 30,
	2010	2011
Sales	$10,074	$12,543

Cost of goods sold (exclusive of expenses below)	8,223	9,962
Selling, general administrative, and other expenses	447	498
Research and development expenses	84	89
Provision for depreciation, depletion, and amortization	721	736
Restructuring and other charges	217	40
Interest expense	237	274
Other expenses (income), net	5	(78)

Total costs and expenses	9,934	11,521

Income from continuing operations before income taxes	140	1,022
Provision for income taxes	141	274

(Loss) income from continuing operations	(1)	748
Loss from discontinued operations	(8)	(5)

Net (loss) income	(9)	743

Less: Net income attributable to noncontrolling interests	56	113

NET (LOSS) INCOME ATTRIBUTABLE TO ALCOA	$(65)	$630

AMOUNTS ATTRIBUTABLE TO ALCOA COMMON SHAREHOLDERS:
(Loss) income from continuing operations	$(57)	$635
Loss from discontinued operations	(8)	(5)

Net (loss) income	$(65)	$630

EARNINGS PER SHARE ATTRIBUTABLE TO ALCOA COMMON SHAREHOLDERS:
Basic:
(Loss) income from continuing operations	$(0.06)	$0.60
Loss from discontinued operations	—	(0.01)

Net (loss) income	$(0.06)	$0.59

Diluted:
(Loss) income from continuing operations	$(0.06)	$0.56
Loss from discontinued operations	—	(0.01)

Net (loss) income	$(0.06)	$0.55

Average number of shares used to compute:
Basic earnings per common share	1,014,138,578	1,057,837,076
Diluted earnings per common share	1,014,138,578	1,158,709,043

Common stock outstanding at the end of the period	1,021,204,374	1,064,103,706

Shipments of aluminum products (metric tons)	2,316,000	2,480,000

Alcoa and subsidiaries

Consolidated Balance Sheet (unaudited)

(in millions)

	December 31, 2010	June 30, 2011
ASSETS
Current assets:
Cash and cash equivalents	$1,543	$1,260
Receivables from customers, less allowances of $45 in 2010 and $41 in 2011	1,565	2,083
Other receivables	326	365
Inventories	2,562	3,201
Prepaid expenses and other current assets	873	959

Total current assets	6,869	7,868

Properties, plants, and equipment	37,446	38,939
Less: accumulated depreciation, depletion, and amortization	17,285	18,216

Properties, plants, and equipment, net	20,161	20,723

Goodwill	5,119	5,329
Investments	1,340	1,596
Deferred income taxes	3,184	3,247
Other noncurrent assets	2,521	2,625
Assets held for sale	99	106

Total assets	$39,293	$41,494

LIABILITIES
Current liabilities:
Short-term borrowings	$92	$65
Accounts payable, trade	2,322	2,605
Accrued compensation and retirement costs	929	915
Taxes, including income taxes	461	506
Other current liabilities	1,201	1,199
Long-term debt due within one year	231	510

Total current liabilities	5,236	5,800

Long-term debt, less amount due within one year	8,842	8,773
Accrued pension benefits	2,923	2,297
Accrued other postretirement benefits	2,615	2,609
Other noncurrent liabilities and deferred credits	2,560	2,669
Liabilities of operations held for sale	31	29

Total liabilities	22,207	22,177

EQUITY
Alcoa shareholders’ equity:
Preferred stock	55	55
Common stock	1,141	1,178
Additional capital	7,087	7,522
Retained earnings	11,149	11,714
Treasury stock, at cost	(4,146)	(3,959)
Accumulated other comprehensive loss	(1,675)	(910)

Total Alcoa shareholders’ equity	13,611	15,600

Noncontrolling interests	3,475	3,717

Total equity	17,086	19,317

Total liabilities and equity	$39,293	$41,494

Alcoa and subsidiaries

Statement of Consolidated Cash Flows (unaudited)

(in millions)

	Six months ended June 30,
	2010	2011
CASH FROM OPERATIONS
Net (loss) income	$(9)	$743
Adjustments to reconcile net (loss) income to cash from operations:
Depreciation, depletion, and amortization	722	736
Deferred income taxes	156	(42)
Equity income, net of dividends	(19)	(27)
Restructuring and other charges	217	40
Net loss from investing activities – asset sales	—	1
Loss from discontinued operations	8	5
Stock-based compensation	50	45
Excess tax benefits from stock-based payment arrangements	(1)	(6)
Other	81	5
Changes in assets and liabilities, excluding effects of acquisitions, divestitures, and foreign currency translation adjustments:
(Increase) in receivables	(570)	(435)
(Increase) in inventories	(189)	(519)
Decrease (increase) in prepaid expenses and other current assets	67	(23)
Increase in accounts payable, trade	1	198
(Decrease) in accrued expenses	(246)	(147)
Increase in taxes, including income taxes	190	79
Pension contributions	(44)	(103)
(Increase) in noncurrent assets	(4)	(106)
Increase in noncurrent liabilities	104	129
(Increase) in net assets held for sale	(20)	(5)

CASH PROVIDED FROM CONTINUING OPERATIONS	494	568
CASH PROVIDED FROM (USED FOR) DISCONTINUED OPERATIONS	5	(6)

CASH PROVIDED FROM OPERATIONS	499	562

FINANCING ACTIVITIES
Net change in short-term borrowings	(41)	(28)
Net change in commercial paper	74	—
Additions to long-term debt	83	1,254
Debt issuance costs	—	(7)
Payments on long-term debt	(123)	(1,095)
Proceeds from exercise of employee stock options	7	34
Excess tax benefits from stock-based payment arrangements	1	6
Dividends paid to shareholders	(63)	(65)
Distributions to noncontrolling interests	(113)	(187)
Contributions from noncontrolling interests	64	128
Acquisitions of noncontrolling interests	(66)	—

CASH (USED FOR) PROVIDED FROM FINANCING ACTIVITIES	(177)	40

INVESTING ACTIVITIES
Capital expenditures	(434)	(476)
Acquisitions, net of cash acquired (a)	5	(240)
Proceeds from the sale of assets and businesses (b)	(11)	1
Additions to investments	(159)	(199)
Sales of investments	138	5
Other	7	7

CASH USED FOR INVESTING ACTIVITIES	(454)	(902)

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	(5)	17

Net change in cash and cash equivalents	(137)	(283)
Cash and cash equivalents at beginning of year	1,481	1,543

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$1,344	$1,260

(a)	Acquisitions, net of cash acquired for the six months ended June 30, 2010 was a cash inflow as this line item includes cash received as a result of post-closing adjustments related to the acquisition of a BHP Billiton subsidiary that holds interests in four bauxite mines and one refining facility in the Republic of Suriname, which was completed on July 31, 2009.
(b)	Proceeds from the sale of assets and businesses for the six months ended June 30, 2010 was a cash outflow as this line item includes cash paid to settle former customer contracts of the divested Electrical and Electronic Solutions and Automotive Castings businesses.

Alcoa and subsidiaries

Segment Information (unaudited)

(dollars in millions, except realized prices; production and shipments in thousands of metric tons [kmt])

	1Q10	2Q10	3Q10	4Q10	2010	1Q11	2Q11
Alumina:
Alumina production (kmt)	3,866	3,890	4,047	4,119	15,922	4,024	4,144
Third-party alumina shipments (kmt)	2,126	2,264	2,423	2,433	9,246	2,206	2,378
Third-party sales	$638	$701	$717	$759	$2,815	$810	$926
Intersegment sales	$591	$530	$506	$585	$2,212	$633	$723
Equity income	$2	$4	$1	$3	$10	$3	$22
Depreciation, depletion, and amortization	$92	$107	$100	$107	$406	$103	$112
Income taxes	$27	$41	$(22)	$14	$60	$44	$60
After-tax operating income (ATOI)	$72	$94	$70	$65	$301	$142	$186

Primary Metals:
Aluminum production (kmt)	889	893	891	913	3,586	904	945
Third-party aluminum shipments (kmt)	695	699	708	743	2,845	698	724
Alcoa’s average realized price per metric ton of aluminum	$2,331	$2,309	$2,261	$2,512	$2,356	$2,682	$2,830
Third-party sales	$1,702	$1,710	$1,688	$1,970	$7,070	$1,980	$2,145
Intersegment sales	$623	$693	$589	$692	$2,597	$839	$922
Equity income (loss)	$—	$1	$—	$—	$1	$1	$(1)
Depreciation, depletion, and amortization	$147	$142	$142	$140	$571	$141	$142
Income taxes	$18	$—	$(3)	$81	$96	$53	$55
ATOI	$123	$109	$78	$178	$488	$202	$201

Flat-Rolled Products:
Third-party aluminum shipments (kmt)	379	420	448	411	1,658	446	473
Third-party sales	$1,435	$1,574	$1,645	$1,623	$6,277	$1,892	$2,085
Intersegment sales	$46	$40	$46	$48	$180	$69	$62
Depreciation, depletion, and amortization	$59	$57	$57	$65	$238	$58	$60
Income taxes	$18	$28	$26	$20	$92	$33	$35
ATOI	$30	$71	$66	$53	$220	$81	$99

Engineered Products and Solutions:
Third-party aluminum shipments (kmt)	46	50	51	50	197	55	57
Third-party sales	$1,074	$1,122	$1,173	$1,215	$4,584	$1,247	$1,370
Equity income	$1	$—	$1	$—	$2	$1	$—
Depreciation, depletion, and amortization	$41	$38	$37	$38	$154	$38	$41
Income taxes	$31	$48	$63	$53	$195	$62	$72
ATOI	$81	$107	$114	$113	$415	$130	$149

Reconciliation of ATOI to consolidated net (loss) income attributable to Alcoa:
Total segment ATOI	$306	$381	$328	$409	$1,424	$555	$635
Unallocated amounts (net of tax):
Impact of LIFO	(14)	(3)	(2)	3	(16)	(24)	(27)
Interest expense	(77)	(77)	(91)	(76)	(321)	(72)	(106)
Noncontrolling interests	(22)	(34)	(48)	(34)	(138)	(58)	(55)
Corporate expense	(67)	(59)	(71)	(94)	(291)	(67)	(76)
Restructuring and other charges	(122)	(21)	1	8	(134)	(6)	(22)
Discontinued operations	(7)	(1)	—	—	(8)	(1)	(4)
Other	(198)	(50)	(56)	42	(262)	(19)	(23)

Consolidated net (loss) income attributable to Alcoa	$(201)	$136	$61	$258	$254	$308	$322

The difference between certain segment totals and consolidated amounts is in Corporate.

Alcoa and subsidiaries

Calculation of Financial Measures (unaudited)

(dollars in millions)

Adjusted EBITDA	Quarter ended
	June 30, 2010	March 31, 2011	June 30, 2011

Net income attributable to Alcoa	$136	$308	$322

Add:
Net income attributable to noncontrolling interests	34	58	55
Loss from discontinued operations	1	1	4
Provision for income taxes	57	138	136
Other income, net	(16)	(28)	(50)
Interest expense	119	111	163
Restructuring and other charges	30	6	34
Provision for depreciation, depletion, and amortization	363	361	375

Adjusted EBITDA	$724	$955	$1,039

Alcoa’s definition of Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net margin plus an add-back for depreciation, depletion, and amortization. Net margin is equivalent to Sales minus the following items: Cost of goods sold; Selling, general administrative, and other expenses; Research and development expenses; and Provision for depreciation, depletion, and amortization. Adjusted EBITDA is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because Adjusted EBITDA provides additional information with respect to Alcoa’s operating performance and the Company’s ability to meet its financial obligations. The Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies.

Free Cash Flow	Quarter ended
	June 30, 2010	March 31, 2011	June 30, 2011

Cash provided from operations	$300	$(236)	$798

Capital expenditures	(213)	(204)	(272)

Free cash flow	$87	$(440)	$526

Free Cash Flow is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because management reviews cash flows generated from operations after taking into consideration capital expenditures due to the fact that these expenditures are considered necessary to maintain and expand Alcoa’s asset base and are expected to generate future cash flows from operations. It is important to note that Free Cash Flow does not represent the residual cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from the measure.

Alcoa and subsidiaries

Calculation of Financial Measures (unaudited), continued

(in millions, except per-share amounts)

Adjusted Income	Quarter ended June 30, 2011
	Income	Diluted EPS

Net income attributable to Alcoa	$322	$0.28

Loss from discontinued operations	(4)

Income from continuing operations attributable to Alcoa	326	0.28

Restructuring and other charges	16

Other special items*	22

Income from continuing operations attributable to Alcoa – as adjusted	$364	0.32

Income from continuing operations attributable to Alcoa – as adjusted is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because management reviews the operating results of Alcoa excluding the impacts of restructuring and other charges, discrete tax items, and other special items (collectively, “special items”). There can be no assurances that additional special items will not occur in future periods. To compensate for this limitation, management believes that it is appropriate to consider both Income from continuing operations attributable to Alcoa determined under GAAP as well as Income from continuing operations attributable to Alcoa – as adjusted.

*	Other special items include the following: a net charge comprised of expenses for the early repayment of Notes set to mature in 2013 due to the premiums paid under the tender offers and call option and gains from the termination of related “in-the-money” interest rate swaps ($32) and favorable mark-to-market changes in certain power derivative contracts ($10).

Alcoa and subsidiaries

Calculation of Financial Measures (unaudited), continued

(dollars in millions, except per metric ton amounts)

Segment Measures	Alumina		Primary Metals			Flat-Rolled Products		Engineered Products and Solutions
Adjusted EBITDA	Quarter ended
	March 31, 2011	June 30, 2011	June 30, 2010	March 31, 2011	June 30, 2011	March 31, 2011	June 30, 2011	June 30, 2010	March 31, 2011	June 30, 2011

After-tax operating income (ATOI)	$142	$186	$109	$202	$201	$81	$99	$107	$130	$149

Add:
Depreciation, depletion, and amortization	103	112	142	141	142	58	60	38	38	41
Equity (income) loss	(3)	(22)	(1)	(1)	1	—	—	—	(1)	—
Income taxes	44	60	—	53	55	33	35	48	62	72
Other	—	(1)	—	1	—	1	(1)	—	—	(1)

Adjusted EBITDA	$286	$335	$250	$396	$399	$173	$193	$193	$229	$261

Production (thousand metric tons) (kmt)			893	904	945

Adjusted EBITDA / Production ($ per metric ton)			$280	$438	$422

Total sales								$1,122	$1,247	$1,370

Adjusted EBITDA Margin								17.2%	18.4%	19.0%

Alcoa’s definition of Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net margin plus an add-back for depreciation, depletion, and amortization. Net margin is equivalent to Sales minus the following items: Cost of goods sold; Selling, general administrative, and other expenses; Research and development expenses; and Provision for depreciation, depletion, and amortization. The Other line in the table above includes gains/losses on asset sales and other nonoperating items. Adjusted EBITDA is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because Adjusted EBITDA provides additional information with respect to Alcoa’s operating performance and the Company’s ability to meet its financial obligations. The Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies.